Exhibit 99.3

Dear Coast Bank Customer:

You may be aware of recent events at Coast Bank bringing a great deal of media attention to the bank. Specifically these events relate to new home construction lending to a large number of customers who all contracted for new homes with the same builder. In January of this year, the ability of the builder to complete the construction of these homes became uncertain. We promptly shared these facts with our customers and shareholders, and the news media quickly cast an unfavorable light on Coast Bank.

Since January, Coast Bank has worked closely and proactively with both the Federal Deposit Insurance Corporation (FDIC) and the Florida Office of Financial Regulation (OFR) to address these issues. The regulators conducted an on-site review at Coast Bank beginning in January. As a result, Coast Bank has agreed to the entry of a Cease and Desist Order, which outlines a plan of specific action items that the regulators seek to be taken to assist Coast Bank in strengthening certain processes.

As a result of our work with the regulatory agencies during the past months, several of the actions outlined in the order have already been resolved. Further, action plans are being developed and implemented for the unresolved issues. In short, every item outlined by the regulators either has been addressed or an action plan to resolve the matter is well underway.

What does this mean to you — our valued customer? This order does not affect your deposits, loans or other aspects of your banking relationship with Coast Bank, nor does it impact our ability to continue to serve your financial needs.

The deposits of every Coast Bank customer are insured to the maximum levels provided by the FDIC. Our ability to serve your needs in processing your banking transactions, providing access to your existing lines of credit and generating new loans for your business and personal needs is unchanged. Our branches are all open every day and the nearly 200 members of the Coast banking family remain ready to assist you.

We have assembled a response team of Senior Management to respond to customer questions regarding these issues. If you have questions or concerns, please contact us at 941/752-5900. Either myself, Deborah Rowe or Susan Kruse will be available to speak with you.

On behalf of the entire Coast banking family, thank you for your continued support of Coast Bank. We look forward to addressing all provisions of this plan set forth by the regulators and completing the necessary corrective actions promptly and efficiently. It is our goal to put these circumstances behind us while continuing to provide you with the excellent banking products, competitive rates, convenience and personalized service you have come to expect from Coast.

Sincerely,

Anne V. Lee
Acting President & CEO